Exhibit 99.2

Jaguar Health, Inc. Announces 1-for-3 Reverse Stock Split

Reverse split approved by majority of common stock shareholders at December 2020 special meeting of stockholders

Shares of Jaguar common stock to begin trading on split-adjusted basis on September 8, 2021

San Francisco, CA (September 3, 2021): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced that the Company will effect a reverse stock split of its issued and outstanding voting common stock (“Common Stock”), at an exchange ratio of 1-for-3, on Wednesday, September 8, 2021 (the “Effective Date”). The Company’s Common Stock will begin trading on a split-adjusted basis when the market opens on the Effective Date and will remain listed on The Nasdaq Capital Market under the symbol “JAGX”. The new CUSIP number for the Company’s Common Stock following the reverse stock split is 47010C607.

The effectuation of the reverse stock split follows the approval of a proposal submitted to Jaguar stockholders at a Special Meeting of Stockholders (the “Special Meeting”). This proposal, which was approved by the affirmative vote of the holders of a majority of the shares of Jaguar Common Stock issued and outstanding as of the record date for the Special Meeting, is described in detail in the Company’s definitive proxy statement on Schedule 14A relating to the Special Meeting filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2020. Stockholders may obtain a free copy of the proxy statement and other documents filed by Jaguar with the SEC at http://www.sec.gov. The proxy statement is also available on the Company’s corporate website.

“We are grateful to our shareholders for voting to approve the proposal for a reverse stock split, and – in support of our strategy of focusing on long-term investors – we have decided to implement a reverse stock split at this time to get Jaguar’s quoted stock price more in line with typical institutional investing requirements,” stated Lisa Conte, Jaguar's president and CEO.

When the reverse stock split becomes effective, every three (3) shares of the Company’s Common Stock immediately prior to the Effective Date shall automatically be reclassified into one (1) share of Common Stock, without any change in the par value per share, and this change will be reflected on Nasdaq’s website and other stock quote platforms. No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.

American Stock Transfer and Trust Company, LLC is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of their certificates for post-reverse stock split shares of Common Stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About Jaguar Health, Inc., Napo Pharmaceuticals, Inc. & Napo EU S.p.A.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance. Napo EU S.p.A., the wholly owned Italian subsidiary of Napo Pharmaceuticals, focuses on expanding crofelemer access in Europe and is the named target of Dragon SPAC S.p.A., which closed its financing in July 2021 for gross proceeds of approximately 8,830,000 euros.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo EU, visit www.napoeu.com.

About Mytesi®

Mytesi® (crofelemer delayed release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that the Company’s Common Stock will begin trading on a split-adjusted basis when the market opens on the Effective Date. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX